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                                                                    EXHIBIT 10.9

     CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                      FIRST AMENDMENT TO LICENSE AGREEMENT


         This FIRST AMENDMENT TO LICENSE AGREEMENT is entered into as of the 6th day of December, 2000 (the "AMENDMENT") by and among AMERICAN LAWYER MEDIA, INC., a Delaware corporation, ("ALM") and LAW.COM, INC., a Delaware corporation ("LAW.COM").

                                    RECITALS

         WHEREAS, ALM and Law.com have entered into a Licensing Agreement dated as of December 13, 1999, a copy of which is attached hereto as Exhibit A (the "License Agreement"); and

         WHEREAS, ALM and Law.com desire to amend Section 5.4 of the License Agreement concerning subscription pricing for the Publication Related Sites.

         NOW, THEREFORE, in consideration of the terms and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. Definitions. Each initially capitalized term used herein without definition shall have the meaning ascribed to such term in the License Agreement.

                  2. Amendments. It is hereby agreed that Section 5.4 of the License Agreement shall be amended, effective as of the date hereof, to read in its entirety as follows:

         5.4       Subscriptions.

                  (a)      Pricing. [CONFIDENTIAL PORTION]

                  (b) Selling. [CONFIDENTIAL PORTION] Subject to the terms hereof, Law.com may sell its products and services to any firm or group of individuals. Law.com shall provide ALM with a list of parties to whom it has sold Group Subscriptions. Neither party will attempt to sell the same Group Subscription into a firm or group of individuals that has already purchased a Group Subscription from the other party. Furthermore, neither party will attempt to sell a renewal of a Group Subscription to any subscriber that has already purchased the same Group Subscription from the other party. Except for those firms Law.com has current pending proposals to, prior to January 15, 2001, Law.com shall not sell any Group Subscriptions to any person or entity which is an ALM Multiple


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                  Subscriber. Law.com and ALM shall exchange lists of pending proposals and the ALM list of Multiple Subscribers by December 8, 2000 (provided, in each case, such lists shall not be used to sell products or as sales leads, and will be kept confidential from any sales personnel). ALM shall not be responsible for providing lists of Multiple Subscribers in those States where Publication Related Sites have not yet been converted to subscription sites. When such Publication Related Sites are converted to subscription sites, ALM will have a two week exclusive right to sell Group Subscriptions to any person or entity which is an ALM Multiple Subscriber to the regional publication located in the relevant State. For purposes of this Agreement, an ALM Multiple Subscriber shall be defined as any person or entity with two or more subscriptions to the same publication delivered to the same address. Neither party will disparage or encourage the cancellation of the other party's products when selling to a subscriber or potential subscriber including, but not limited to, urging cancellation of a print or online product because all or a portion of the information in the print or online product is available in the other party's product. Upon request, each party will provide to the other party copies of its advertising and marketing materials to, inter alia, ensure compliance with this Section 5.4(b).

                  (c) Billing and Customer Service. ALM will provide Law.com with copies of all contracts or invoices for Individual Subscriptions, Group Subscriptions and PRS Bundles sold by ALM promptly following execution of such agreements. For Individual Subscriptions, Group Subscriptions and PRS Bundles sold by ALM, Law.com will provide instructions on how to subscribe to the product. ALM will instruct such subscribers to follow the instructions provided by Law.com. Each of ALM and Law.com will be responsible for billing customers to whom they sold Individual Subscriptions, Group Subscriptions or PRS Bundles. ALM will promptly remit to Law.com its share of any fees billed by ALM in connection with sales under this Section 5.4 (subject to any credits for trial subscriptions, billing periods, bad debts, non-payments, etc.). Law.com will promptly remit to ALM its share of any fees billed by Law.com in connection with sales under this
                  Section 5.4 (subject to any credits for trial subscriptions, billing periods, bad debts, non-payments, etc.). Law.com will be responsible for providing customer service and support to all subscribers for any Law.com product or service sold pursuant to this Section 5.4.


                  3. Term of Amendment. This Amendment shall be in effect for 180 days from the date indicated above. Unless either party provides written notice requesting cancellation of the Amendment within 30 days of its expiration, the Amendment shall automatically renew for successive 180 day terms until the License Agreement expires. If this Amendment expires prior to the expiration of the License Agreement, the original language of Section 5.4 shall supersede the language of this Amendment. Upon termination of this


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Amendment, the parties will continue to be responsible for fulfilling their obligations under this Amendment, including, without limitation, fulfilling previously sold subscriptions for the term of subscription.

                  4. Full Force and Effect. Except as specifically modified or amended by the terms of this Amendment, the License Agreement and all provisions contained therein are, and shall continue, in full force and effect and are hereby ratified and confirmed.

                  5. Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                  1. Miscellaneous. This Amendment shall be binding upon all the parties to the License Agreement and their respective successors and assigns. This Amendment shall be governed by, and construed and enforced in accordance with, the internal laws in effect in the State of New York.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                     AMERICAN LAWYER MEDIA, INC.

                                     By: ______________________________________
                                         Name:
                                         Title:

                                     LAW.COM, INC.

                                     By: ______________________________________
                                         Name:
                                         Title:


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